Exhibit 99.1
NEWS RELEASE

CONTACTS

Wayne Whitener

Chief Executive Office

TGC Industries, Inc.

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

DRG&E (713) 529-6600

TGC Industries Reports Third Quarter 2007 Results

PLANO, TEXAS — OCTOBER 22, 2007 — TGC Industries, Inc. (AMEX: TGE) today announced third quarter 2007 net income of $1.8 million, or $0.11 per diluted share, on revenues of $24.2 million compared to net income of $1.3 million, or $0.08 per diluted share, on revenues of $18.0 million for the third quarter of 2006.

                Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “For the month of July, our revenues and pretax income were negatively impacted by approximately 18 percent and 62 percent, respectively, compared to the balance of the third quarter due to continued severe weather conditions.  In spite of this, we reported a solid third quarter with revenues rising 34.8 percent over the third quarter of last year; and we currently have a backlog of approximately $54 million.

“Over the past several months, we have taken steps to address the continued increase in demand for our land seismic acquisition crews.  During the third quarter, we opened a new office in Denver to better serve that market.  We recently announced plans to purchase a new ARAM ARIES seismic recording system, to be delivered in the fourth quarter, which will replace older equipment in the field and raise our channel capacity to approximately 40,000.  We are also purchasing seven additional vibration vehicles for delivery in the first quarter of 2008.  Financing has been secured for the purchase of such equipment.”

Effective July 1, 2007, the Company extended the estimated useful life of certain seismic equipment from five years to seven years.  Management evaluates its estimates on a regular basis, and based on information gained from that process, this change was made to better depict the actual useful life of the equipment.  In addition, this extension of estimated useful life better aligns the Company with seismic industry practices.  A pro forma schedule, showing the effect of this change on depreciation expense, net income and earnings per share for each of the reported periods, is included in the financial tables.  The effect on diluted earnings per share for both the 2007 third quarter and first nine months is a reduction of $0.03 per share.

THIRD QUARTER 2007

Third quarter revenues increased 34.8 percent to $24.2 million from $18.0 million in last year’s third quarter primarily due to the availability and utilization of eight seismic acquisition field crews in the third quarter of 2007 versus seven field crews operating in the third quarter of 2006.  The Company also had enhanced crew productivity during the third quarter due to the utilization of six ARAM ARIES seismic recording systems versus five ARAM ARIES systems in use during last year’s third quarter.

Income from operations during the third quarter of 2007 increased 32.7 percent to $3.3 million from $2.5 million a year ago, while cost of services was 70.1 percent of revenues in the third quarter of 2007 compared to 69.8 percent of revenues for the third quarter a year ago.  Income from operations as a percentage of revenues was 13.5 percent in the third quarter of 2007 compared to 13.7 percent in the third quarter of 2006.

Income before income taxes was $3.1 million compared to $2.3 million a year ago.  Income before income taxes as a percentage of revenues was 12.9 percent compared to 12.6 percent in the third quarter a year ago.  The effective tax rate in the third quarter of 2007 was 41.5 percent compared to 40.5 percent in last year’s third quarter.  Third quarter net income rose 35.6 percent over a year ago to $1.8 million, or $0.11 per diluted share.  Excluding the impact of the change in the estimated useful life of certain seismic equipment, third quarter net income was $1.4 million, or $0.08 per diluted share.

EBITDA (earnings before net interest expense, taxes, depreciation, and amortization) increased to $6.2 million in the third quarter of 2007 from $5.0 million in last year’s third quarter.  All per share amounts have been adjusted to reflect the five percent stock dividend declared on March 30, 2007 to shareholders of record as of April 13, 2007 and paid on April 27, 2007.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

YEAR-TO-DATE 2007

                 Revenues for the first nine months of 2007 were $64.5 million compared to $47.6 million during the same period last year.  Income from operations was $9.4 million versus $10.8 million in the same period a year ago.  Cost of services was 66.0 percent of revenues for the first nine months of 2007 compared to 60.2 percent of revenues for the first nine months of 2006.  Net income for the first nine months of 2007 was $5.2 million, or $0.32 per diluted share, compared to $6.2 million, or $0.37 per diluted share for the same period in 2006.  Excluding the impact of the change in the estimated useful life of certain seismic equipment, net income for the first nine months was $4.8 million, or $0.29 per diluted share.  EBITDA was $19.1 million for the first nine months of 2007 compared to $17.1 million for same period in 2006.  The Company’s year to date results reflect the impact of inclement weather during the first and second quarters of 2007.

CONFERENCE CALL

                TGC Industries has scheduled a conference call for Monday, October 22, 2007, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2211 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until October 29, 2007.  To access the replay, dial 303-590-3000 using a pass code of 11098940.

                Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow -

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	Unaudited		Unaudited

Revenue	$24,207,816	$17,952,193	$64,533,952	$47,640,674

Cost and expenses
Cost of services	16,971,927	12,526,248	42,610,731	28,666,839
Selling, general, administrative	1,064,175	471,132	2,822,234	1,826,335
Depreciation and amortization expense	2,906,129	2,493,509	9,717,156	6,396,479
	20,942,231	15,490,889	55,150,121	36,889,653

INCOME FROM OPERATIONS	3,265,585	2,461,304	9,383,831	10,751,021

Interest expense	146,412	199,414	493,847	608,101

INCOME BEFORE INCOME TAXES	3,119,173	2,261,890	8,889,984	10,142,920

Income tax expense current	1,293,065	915,111	3,648,894	3,967,055

NET INCOME	$1,826,108	$1,346,779	$5,241,090	$6,175,865

Earnings per common share:
Basic	$.11	$.08	$.32	$.38
Diluted	$.11	$.08	$.32	$.37

Weighted average number of
common shares outstanding:
Basic	16,553,050	16,500,244	16,534,659	16,430,078
Diluted	16,632,848	16,613,183	16,621,593	16,553,284

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Note)

Cash and cash equivalents	$4,175,640	$9,388,769
Receivables (net)	7,057,028	7,448,602
Pre-Paid expenses and other	4,026,914	1,691,156
Current assets	15,259,582	18,528,527
Other assets (net)	224,631	222,347
Property and equipment (net)	39,362,232	37,648,646
Total assets	$54,846,445	$56,399,520

Current liabilities	$11,806,907	$17,350,147
Long-term obligations	2,338,407	4,006,215
Shareholders’ equity	40,701,131	35,043,158
Total liabilities & equity	$54,846,445	$56,399,520

Note:  The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$1,826,108	$1,346,779	$5,241,090	$6,175,865
Depreciation	2,906,129	2,493,509	9,717,156	6,396,479
Interest	146,412	199,414	493,847	608,101
Income tax expense	1,293,065	915,111	3,648,894	3,967,055

EBITDA	$6,171,714	$4,954,813	$19,100,987	$17,147,500

The Company defines EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization.  The Company uses EBITDA as a supplemental financial measure to assess: (i) the financial performance of the Company’s assets without regard to financing methods, capital structures, taxes or historical cost basis; (ii) the Company’s liquidity and operating performance over time and in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and (iii) the ability of the Company’s assets to generate cash sufficient to the Company to pay potential interest expenses.

The Company understands that investors use EBITDA to assess the Company’s performance.  However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  When assessing the Company’s operating performance or the Company’s liquidity, investors should not consider EBITDA in isolation or as a substitute for the Company’s net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP.  EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Therefore, EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.  Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, income taxes, depreciation and amortization.

TGC INDUSTRIES, INC.

The Effect to Depreciation Expense, Net Income and Earnings Per Share as a Result

of Revising the Estimated Useful Life of Certain Seismic Equipment

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	As Reported	Pro Forma	As Reported	Pro Forma

Depreciation Expense	$2,906,129	$3,653,701	$9,717,156	$10,464,728

Net Income	$1,826,108	$1,370,090	$5,241,090	$4,785,072

Earnings per common share:
Basic	$.11	$.08	$.32	$.29

Diluted	$.11	$.08	$.32	$.29

Weighted average number of
shares outstanding:
Basic	16,553,050	16,553,050	16,534,659	16,534,659
Diluted	16,632,848	16,632,848	16,621,593	16,621,593

This table reflects the change in the useful life of certain seismic equipment from five years to seven years.

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